Exhibit 8.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com
September 26, 2025
Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin 53718
Re:    Opinion Regarding Junior Subordinated Notes
Ladies and Gentlemen:
We have acted as United States federal income tax counsel for Alliant Energy Corporation (the “Company”) in connection with (i) the Registration Statement on Form S-3 (File No. 333-276062), as amended by a Post-Effective Amendment No. 1 (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company, including junior subordinated debt securities, and (ii) the issuance by the Company of $725,000,000 aggregate principal amount of its 5.750% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Junior Subordinated Notes”), as described in the Company’s Prospectus, dated September 22, 2025 and included in the Registration Statement (the “Prospectus”) and Prospectus Supplement, dated September 23, 2025 (the “Prospectus Supplement”).
In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, dated as of September 26, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented by the First Supplemental Indenture, dated as of September 26, 2025 between the Company and The Bank of New York Mellon Trust Company, N.A., governing the Junior Subordinated Notes, (v) the Underwriting Agreement dated September 23, 2025 among the Company and BofA Securities, Inc., MUFG Securities Americas Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC as representatives of the underwriters named therein, (vi) the Officer’s Certificate delivered pursuant to the Underwriting Agreement and (vii) such other agreements, documents, certificates and instruments as we have deemed relevant and necessary (such items, collectively, the “Transaction Documents”), and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
In our examination, we have assumed, with your permission, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) that the factual representations made by the Company in the Transaction Documents are true, correct and complete and will be true, correct and complete at the time of closing of the offering and delivery of the Junior Subordinated Notes (as if made as of such time). If any of the above described assumptions are untrue for any reason or if the issuance of the Junior Subordinated Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon.

Alliant Energy Corporation
September 26, 2025

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Officer’s Certificate), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.
The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the legislative history thereof, existing and proposed U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein. Our opinion is rendered only as of the date hereof, and its validity could be affected by subsequent changes in applicable law. We disclaim any undertaking to advise you or any other person with respect to any such change subsequent to the date hereof. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue and is not binding on the Internal Revenue Service (“IRS”) or the courts. Thus, there can be no assurance or guarantee that the IRS will not assert a contrary position with respect to an issue or any conclusions contained herein, or that a court will not sustain such a position if asserted by the IRS.
Based upon and subject to the foregoing, the discussion contained in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such discussion relates to legal conclusions with respect to matters of United States federal income tax law, represents our opinion and, subject to the qualifications, exceptions, assumptions, caveats and limitations stated therein and herein, such discussion is accurate in all material respects. Such discussion does not, however, purport to discuss all United States federal income tax consequences to holders of the Junior Subordinated Notes and is limited to those United States federal income tax consequences to holders of the Junior Subordinated Notes specifically discussed therein and subject to the qualifications set forth therein and herein.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K dated September 26, 2025, incorporated by reference into the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Junior Subordinated Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP